Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Resolute Holdings Management, Inc. (“Resolute,” the “Company,” “we,” “us,” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock, par value $0.0001 per share (our “common stock”). The following description of our common stock summarizes certain provisions of our articles of incorporation and our bylaws. The description is intended as a summary and is qualified in its entirety by reference to our articles of incorporation and our bylaws, copies of which are filed as exhibits to this Annual Report on Form 10-K (the “Annual Report”).

General

Pursuant to our articles of incorporation, our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Our articles of incorporation provide the following with respect to the rights, powers, preferences and privileges of our common stock:

Dividends

Holders of shares of our common stock are entitled to receive dividends or other distributions when, as and if declared by our board of directors (our “Board”) at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends or other distributions will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. Our Board will make all decisions regarding our payment of dividends or other distributions from time to time in accordance with applicable law. See “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchase of Equity Securities” of the Annual Report for discussion on dividends and other distributions.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There is no cumulative voting, which means that a holder or group of holders of a majority of the shares of our common stock can elect all of our directors.

Other Rights

Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock and any participating preferred stock outstanding are entitled to share ratably in our assets legally available for distribution to our stockholders.

Our common stock is not entitled to preemptive rights or preferential rights to subscribe for shares of our capital stock. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that our Board may designate and issue in the future.

Fully Paid

The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorize our Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. Our Board may fix and determine the designations, powers, preferences and relative, participating, optional or other rights of each series of preferred stock.

Anti-Takeover Provisions

Below are brief summaries of various anti-takeover provisions contained primarily in our organizational documents. We believe the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Nevada Combinations Statutes

Sections 78.411 to 78.444 of the Nevada Revised Statutes (as amended, the “NRS”), inclusive (collectively, the “Nevada Combinations Statutes”), impose a moratorium of up to four years on a combination of a resident domestic corporation, which is a Nevada corporation that has 200 or more stockholders of record, with an interested stockholder. An interested stockholder is defined as a beneficial owner of 10% or more of the voting power of the resident domestic corporation or an affiliate or associate thereof who at any time within two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The two-year moratorium can be avoided by advance approval of the combination or the transaction by which such person first becomes an interested stockholder by a corporation’s board of directors. After the person becomes an interested stockholder, the combination must be approved by the board and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates, at a meeting of the stockholders. Finally, after the two-year period, up to four years from the date the person first became an interested stockholder, a combination remains prohibited unless: (i) the combination or the transaction by which the person became an interested stockholder is approved by the board of directors before the person became an interested stockholder; (ii) the combination is approved by a majority of the outstanding voting power not beneficially owned by the interested stockholder and its affiliates and associates; or (iii) the consideration to be received by the disinterested stockholders satisfies certain requirements. However, NRS 78.437 provides that the Nevada Combinations Statutes do not apply to an interested stockholder who, among other things, first became an interested stockholder on the date that the resident domestic corporation first became a resident domestic corporation solely as a result of the corporation becoming a resident domestic corporation. In connection with our reincorporation from Delaware to Nevada, our Board unanimously approved resolutions which provide that, to the fullest extent permitted by the Nevada Combinations Statutes, at such time, if any, that the Company becomes subject to the Nevada Combinations Statutes, the Nevada Combinations Statutes will not apply to Investor or restrict any combination with the Company in any way involving or relating to Investor.

At such time, if any, that the Company becomes subject to the Nevada Combinations Statutes, these provisions of our articles of incorporation could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Acquisition of Controlling Interests

Nevada law protects a corporation and its stockholders from persons acquiring a “controlling interest” in a corporation. The provisions can be found in NRS 78.378 to 78.3793, inclusive, which are sometimes referred to as the Nevada “control share” statute. Pursuant to the Nevada control share statute, any person who acquires a controlling interest in a corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at an annual meeting or a special meeting of such stockholders held upon the request and at the expense of the acquiring person. The control share statute provides that a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and once an acquirer crosses one of these thresholds, shares that it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to assert dissenter’s rights under NRS 92A.300 through 92A.500, inclusive, and demand payment for the fair value of such person’s shares in accordance with such statutes.

The control share statute does not apply to any acquisition of a controlling interest in an issuing corporation if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by the acquiring person provide that the provisions of those sections do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. In addition, the control share statute provides that the controlling interest statutes apply as of a particular date only to a corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the corporation’s stock ledger at all times during the 90 days immediately preceding that date, and which does business in Nevada directly or through an affiliated corporation. The control share statute provides that the corporation may impose stricter requirements if it so desires.

Corporations are entitled to opt out of the above controlling interest provisions of the NRS. In our bylaws, the Company has opted out of these provisions.

Anti-takeover effects of certain provisions of our articles of incorporation and bylaws

Undesignated preferred stock

As discussed above, our Board has the ability to issue preferred stock with voting or other relative rights or preferences that could impede the success of any attempt to acquire control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

Action by written consent; special meetings of stockholders

Our articles of incorporation provide that, from and after the date Investor ceases to beneficially own at least 40% of the shares of our outstanding common stock, which time we refer to as the “Trigger Date,” our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, following the Trigger Date, a holder controlling a majority of our common stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. In addition, our articles of incorporation provide that, from and after the Trigger Date, special meetings of the stockholders may be called only by the Executive Chairman of our Board or our Secretary at the direction of a majority of the directors then in office. Following the Trigger Date, stockholders may not call a special meeting of stockholders, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our common stock to take any action, including the removal of directors.

Advance notice procedures

Our bylaws establish advance notice procedures with respect to stockholder proposals and stockholder nomination of candidates for election as directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Board classification

Our articles of incorporation provide for a Board comprising three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors without cause could make it more difficult for a third party to acquire or discourage a third party from seeking to acquire, control of us.

Removal of directors; vacancies

Directors may only be removed for cause by the affirmative vote of at least two-thirds of the total voting power of the shares of stock of the Company entitled to vote on such removal. Our Board has the sole power to fill any vacancy on our Board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.

No cumulative voting

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of the common stock outstanding will be able to elect all of our directors. The absence of cumulative voting makes it more difficult for a minority stockholder to nominate and elect a director to our Board in order to influence our Board’s decision regarding a takeover or otherwise.

Amendment of Articles of Incorporation and Bylaws

Following the Trigger Date, the amendment of certain of the provisions of our articles of incorporation will require approval by holders of at least two-thirds of the total voting power of the shares of stock of the Company entitled to vote on such amendment. Our articles of incorporation provide that our Board may from time to time adopt, amend, alter or repeal our bylaws without stockholder approval. Our stockholders may adopt, amend, alter or repeal our bylaws by the affirmative vote of a majority of the voting power of our outstanding common stock (other than certain specified bylaws which, following the Trigger Date, will require the affirmative vote of at least two-thirds of the total voting power of the shares of stock of the Company entitled to vote on such adoption, amendment, alteration or repeal).

The combination of the provisions described in this section will make it more difficult for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for another party to effect a change in management.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids.

These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management.

Corporate Opportunity

Our articles of incorporation provide that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” does not apply to Investor, any person who, while a stockholder, director, officer or agent of the Company or any of its controlled affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Investor.

Choice of Forum

Our articles of incorporation provide that unless we consent to the selection of an alternative forum and subject to applicable jurisdictional requirements, the sole and exclusive forum for any: (i) derivative action or proceeding brought on behalf of us; (ii) action asserting a claim of breach of a fiduciary duty owed by any of our current or former director, officer or controlling stockholders to us or our stockholders; (iii) action asserting a claim arising pursuant to any provision of the NRS Title 7, our articles of incorporation or our bylaws (as either may be amended and/or restated from time to time), including any internal action (as defined in NRS 78.046 or any successor statute); or (iv) action asserting a claim governed by the internal affairs doctrine shall be the Eighth Judicial District Court of the State of Nevada, in Clark County, Nevada (the “Eighth Judicial District Court”) (or, if the Eighth Judicial District Court lacks jurisdiction over such action or proceeding, then another court of the State of Nevada, or if no court of the State of Nevada has jurisdiction, then the United States District Court for the District of Nevada, unless we consent in writing to the selection of an alternative forum. Additionally, our articles of incorporation state that the foregoing provision will not apply to claims arising under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. See “Item 1A. Risk Factors - Risks Related to Ownership of Our Common Stock - Our articles of incorporation provide that certain courts in the State of Nevada or the federal district courts of the United States are the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees” of the Annual Report.

Limitations of Liability, Indemnification and Advancement

The NRS authorizes corporations to limit or eliminate the individual liability of directors and officers to corporations and their stockholders and creditors for any damages as a result of any act or failure to act in their capacities as directors or officers (including for breaches of their fiduciary duties), subject to certain exceptions. Our articles of incorporation include a provision that eliminates or limits the liability of directors and officers for damages to the fullest extent permitted by the NRS. As a result, our directors and officers are not liable unless the presumption of the business judgment rule has been rebutted and it is proven that their act or failure to act constituted a breach of fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law. The effect of such provision is to eliminate or limit the rights of us and our stockholders and creditors, including through stockholders’ derivative suits on our behalf, to recover damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior.

If Nevada law is amended to authorize corporate action further eliminating or limiting the personal liability of a director or officer, then the liability of our directors and officers will be eliminated or limited to the fullest extent permitted by Nevada law, as so amended. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our articles of incorporation and bylaws, we are also empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification and advancement of expenses required in our articles of incorporation and bylaws, we have entered into, and expect to enter into, indemnification agreements with each of our current and future directors and executive officers. These agreements provide for the indemnification of, and the advancement of expenses to, such persons for all reasonable expenses and liabilities, including attorneys’ fees, judgments, fines and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these articles of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability, indemnification and advancement provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification or advancement by any director or officer.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on The New York Stock Exchange under the ticker symbol “RHLD.”